Exhibit 99.1

NASDAQ: FIZZ For Immediate Release Contact: Office of the Chairman, Grace Keene

NATIONAL BEVERAGE CORP. GROWTH ACCELERATES

ON TRACK FOR BILLION DOLLAR REVENUES

$504 MILLION – FIRST 6 MONTHS

FORT LAUDERDALE, FL, December 7, 2017 . . . National Beverage Corp. (NASDAQ: FIZZ) today announced that the Company continues its momentum with its first half of fiscal year 2018 achieving a half billion dollars in revenues while growth continues to accelerate. Compared to the prior year:

●	Revenues grew 20% to $504 million

●	Net Income and EPS increased 35%

●	Operating profit increased $27 million

●	Operating margin climbed to 21.5%

For the Trailing Twelve Months ended October 28, 2017:

(Dollars in millions except EPS)

	Revenues	Op. Income	Net Income	EPS	EBITDA*

FY 2018	$911	$190	$126	$2.70	$203
YOY Growth	20%	52%	54%	53%	48%
FY 2017	$761	$125	$82	$1.77	$137

	• Cash was $129 million net of $140 million dividend distributions

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National Beverage Corp.

“National Beverage is creating operating performance that is astounding, and when a seasoned operator can innovate, develop and focus on all the variables necessary to achieve these results – it’s standing ovation! If Warren wrote what I did, not a soul would utter a squeak of criticism!” stated Chairman and CEO Nick A. Caporella.

“As I previously stated and wrote relative to our strong sustained performance, I sincerely believe that our record second quarter and six-month results more than certify that my statements were accurate . . . twelve consecutive quarters of revenue and earnings growth, the last ten of which include double-digit net income increases. Add to that, expanding operating margins, leadership of a consumer revolution and one of the industry’s strongest balance sheets, and you have the formula for impressive, dynamic momentum.

LaCroix not only leads the category . . . but defines the category! Despite the introduction of competitive look-alikes, LaCroix remains the clear leader in packaging/shelf marketing, taste and consumer loyalty. With the increasing shelf presence of both LaCroix and our Shasta Sparkling Water SDA (soft drink alternative), we are in a unique position to convert multiple generations to life-long consumers of our ‘healthy-hydration’ beverages.

We are about to further the changing sparkling water protocols by introducing a revolutionary concept called ‘Shelf Demographics’. No other brand of refreshments has dared to organize the shelf set to cater to the changing ethnic preferences of the local population. These consumers will certainly love this new shelf set . . . created especially for them.

Our brand performance and mid-year numbers post a clear signal of things to come; we are on course for another record year. Improving the health of America while rewarding shareholders with exceptional returns . . . it doesn’t get much better than this,” concluded a smiling Caporella.

FIZZ IS – HEALTHY SPARKLING, ALL-WAYS!

National Beverage’s iconic brands are the genuine essence . . . of America

“Patriotism” – If Only We Could Bottle It!

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National Beverage Corp.

National Beverage Corp.
Consolidated Results for the Periods Ended
October 28, 2017 and October 29, 2016

	(in thousands, except per share amounts)
	Three Months Ended		Six Months Ended
	Oct. 28, 2017	Oct. 29, 2016	Oct. 28, 2017	Oct. 29, 2016

Net Sales	$244,119	$203,180	$503,951	$420,288

Net Income	$33,980	$24,604	$72,252	$53,599

Earnings Per Common Share
Basic	$.73	$.53	$1.55	$1.15
Diluted	$.72	$.53	$1.54	$1.15

Common Shares Outstanding
Basic	46,593	46,560	46,589	46,558
Diluted	46,925	46,761	46,921	46,764

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks, uncertainties and other factors described in the Company's Securities and Exchange Commission filings which may cause actual results or achievements to differ from the results or achievements expressed or implied by such statements. The Company disclaims an obligation to update or announce revisions to any forward-looking statements.

*Although the Company reports its financial results in accordance with accounting principles generally accepted in the United States ("GAAP"), management believes that the disclosure of EBITDA, a non-GAAP financial measure, may provide users with additional insights into the operating performance of the business.  EBITDA (in millions) of $203.1 and $137.1 for the twelve months ended October 28, 2017 and October 29, 2016, respectively, is calculated by adding the following expenses back to Net Income: Depreciation and Amortization of $13.6 and $12.4; Net Interest (Income) of ($.8) and ($.2); and Provision for Income Taxes of $64.6 and $42.5.